Exhibit 1.2

Date:	May 10, 2021

To:	Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York, 10019-4015

From:	JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY 10179

Re:	Registered Forward Transaction

Ladies and Gentlemen:

The purpose of this letter agreement (this “Master Confirmation”) is to set forth the terms and conditions of the transactions to be entered into from time to time between JPMorgan Chase Bank, National Association, New York Branch (“Dealer”) and Lexington Realty Trust (“Counterparty”) in connection with the terms of the Underwriting Agreement, dated as of May 10, 2021 (the “Underwriting Agreement”), among J.P. Morgan Securities, LLC, Wells Fargo Securities, LLC and KeyBanc Capital Markets, Inc., as underwriters and J.P. Morgan Securities, LLC and Wells Fargo Securities LLC, as forward sellers as agent for JPMorgan Chase Bank, National Association and Wells Fargo Bank, National Association, as forward purchasers, and Counterparty, on the Trade Dates specified herein (collectively, the “Transactions” and each, a “Transaction”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below. Each Transaction will be evidenced by a supplemental confirmation (each, a “Supplemental Confirmation”, and each such Supplemental Confirmation, together with this Master Confirmation, a “Confirmation” for purposes of the Agreement specified below) substantially in the form of Annex B hereto. Each Confirmation will be a confirmation for purposes of Rule 10b-10 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Equity Definitions, each Transaction is a Share Forward Transaction.

1.       The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the 2006 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation. In the event of any inconsistency between the Equity Definitions and the 2006 Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Master Confirmation, this Master Confirmation will govern. Dealer and Counterparty each represent to the other that it has entered into each Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

Each party further agrees that this Master Confirmation, the Supplemental Confirmation delivered hereunder and the Agreement (as defined below) together evidence a complete binding agreement between Dealer and Counterparty as to the subject matter and terms of each Transaction to which this Master Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Master Confirmation, together with any Supplemental Confirmations for registered forward transactions entered into between Dealer and Counterparty in connection with the Underwriting Agreement shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the Trade Date. In the event of any inconsistency between the Agreement, this Master Confirmation, the Supplemental Confirmation, the 2006 Definitions and the Equity Definitions, the following will prevail for purposes of each Transaction in the order of precedence indicated: (i) the Supplemental Confirmation, (ii) this Master Confirmation; (iii) the Equity Definitions; (iv) the 2006 Definitions and (v) the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and

Counterparty are parties, each Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2.       The terms of the Transactions to which this Master Confirmation relates are as follows:

General Terms:

Trade Date:	May 10, 2021.
Effective Date:	May 13, 2021 or such later date on which the conditions set forth in Section 3 of this Confirmation shall have been satisfied.
Buyer:	Dealer
Seller:	Counterparty
Shares:	The shares of beneficial interest of the Counterparty classified as common stock, par value $0.0001 per Share (Ticker: “LXP”)
Number of Shares:	Initially, 8,000,000 Shares; provided that, on each Settlement Date, the Number of Shares shall be reduced by the number of Settlement Shares for such Settlement Date.
Maturity Date:	May 11, 2022 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).
Initial Forward Price:	USD 12.108 per Share.
Forward Price:	On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 plus (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date, minus the Forward Price Reduction Amount for such Forward Price Reduction Date.
Notwithstanding anything to the contrary contained herein, to the extent Counterparty delivers Shares hereunder on or after a Forward Price Reduction Date and at or before the record date for an ordinary cash dividend with an ex-dividend date corresponding to such Forward Price Reduction Date, the Calculation Agent shall adjust the Forward Price to preserve the economic intent of the parties hereto (taking into account Dealer’s commercially reasonable Hedge Positions in respect of each Transaction).
Daily Rate:	For any day, (i) (a) Overnight Bank Rate for such day, minus (b) the Spread divided by (ii) 360.
Overnight Bank Rate:	For any day, the rate set forth for such day opposite the caption “Overnight Bank Funding Rate”, as such rate is displayed on Bloomberg Screen “OBFR01 <Index> <GO>”,

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or any successor page; provided that, if no rate appears for a particular day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.
Spread:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction
Prepayment:	Not Applicable.
Variable Obligation:	Not Applicable.
Forward Price Reduction Date:	For each Transaction, each date (other than the Trade Date) as specified on Schedule I to the Supplemental Confirmation for such Transaction under the heading “Forward Price Reduction Date.”
Forward Price Reduction Amount:	For each Forward Price Reduction Date of a Transaction, as specified on Schedule I to the Supplemental Confirmation for such Transaction under the heading “Forward Price Reduction Amount.”
Exchange:	New York Stock Exchange.
Related Exchange(s):	All Exchanges.
Clearance System:	The Depository Trust Company
Settlement Terms:
Settlement Date:	For any Transaction, any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date for such Transaction, as designated by (a) Dealer pursuant to “Termination Settlement” below or (b) Counterparty in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and is delivered to Dealer at least (i) two Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, and (ii) 60 Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date for such Transaction, if Cash Settlement or Net Share Settlement applies; provided that (i) the Maturity Date shall be a Settlement Date if on such date the Number of Shares is greater than zero and (ii) if Cash Settlement or Net Share Settlement applies and Dealer shall have fully unwound its hedge during an Unwind Period by a date that is more than two Scheduled Trading Days prior to a Settlement Date specified above, Dealer may, by written notice to Counterparty, specify any Scheduled Trading Day prior to such originally specified Settlement Date as the Settlement Date.
Settlement Shares:	With respect to any Settlement Date, a number of Shares, not to exceed the Number of Shares, designated as such by Counterparty in the related Settlement Notice or by Dealer

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pursuant to “Termination Settlement” below; provided that on the Maturity Date the number of Settlement Shares shall be equal to the Number of Shares on such date.
Settlement Method Election:	For any Transaction, Physical Settlement, Cash Settlement or Net Share Settlement, at the election of Counterparty as set forth in a Settlement Notice delivered on or after the Effective Date that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply for any Transaction (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Dealer is unable, in its good faith and commercially reasonable judgment, to unwind its Hedge Position by the end of the Unwind Period (a) in a manner that, in the reasonable judgement of Dealer, based on advice of counsel, is consistent with Rule 10b-18 under the Exchange Act or (b) due to the occurrence of Disrupted Days or to the lack of sufficient liquidity in the Shares on any Exchange Business Day during the Unwind Period relative to the liquidity on the Effective Date, (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”), (iv) if the Maturity Date is a Settlement Date other than as the result of a valid Settlement Notice in respect of such Settlement Date or (v) if Counterparty has entered into one or more Other Forward (as defined below), Dealer determines, based on the advice of counsel, that it is unable to unwind its hedge for such Transaction in a manner consistent with Rule 10b-18 under the Exchange Act.
Settlement Notice Requirements:	Notwithstanding any other provision hereof, a Settlement Notice delivered by Counterparty that specifies Cash Settlement or Net Share Settlement will not be effective unless the Settlement Notice includes a representation by Counterparty substantially in the form set forth in Section 5(a) under the heading “Additional Representations, Warranties and Agreements of Counterparty”.
Unwind Period:	For any Cash Settlement or Net Share Settlement with respect to any Settlement of any Transaction, the period from and including the first Exchange Business Day following the date Counterparty provides a Settlement Notice for a valid election of Cash Settlement or Net Share Settlement in respect of a Settlement Date through the second Scheduled Trading Day preceding such Settlement Date (or the immediately preceding Exchange Business Day if such Scheduled Trading Day is not an Exchange Business Day); subject to “Termination Settlement” below. If any Exchange Business Day during an Unwind Period is a Disrupted Day, the Calculation Agent shall adjust the terms of each applicable Transaction (including, without limitation, the Cash Settlement Amount, the number of Net Share Settlement Shares and the Unwind Purchase Price) to account for the occurrence of such Disrupted Day.

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Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by replacing the first sentence in its entirety with the following: “‘Market Disruption Event’ means in respect of a Share, the occurrence or existence of (i) a Trading Disruption, (ii) an Exchange Disruption, (iii) an Early Closure or (iv) a Regulatory Disruption, in each case, that the Calculation Agent determines to be material at any time during a Scheduled Trading Day.”
Early Closure:	Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Regulatory Disruption:	For a Transaction, any event that Dealer, in its good faith and commercially reasonable discretion determines, based on advice of counsel, appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (that apply broadly to similar transactions for other issuers) for Dealer to refrain from or decrease any market activity in connection with such Transaction. Subject to applicable legal requirements and Dealer’s internal policies and guidelines, Dealer shall promptly notify Counterparty upon the occurrence of a Regulatory Disruption and shall subsequently promptly notify Counterparty on the day Dealer determines that the circumstances giving rise to such Regulatory Disruption have changed. Dealer shall make its determination of a Regulatory Disruption in a manner consistent with the determinations made with respect to other issuers under similar facts and circumstances.
Physical Settlement:	On any Settlement Date in respect of which Physical Settlement applies, Counterparty shall deliver to Dealer through the Clearance System the Settlement Shares for such Settlement Date, and Dealer shall pay to Counterparty, by wire transfer of immediately available funds to an account designated by Counterparty, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis. If, on any Settlement Date, the Shares to be delivered by Counterparty to Dealer hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Dealer, then the portion of the Physical Settlement Amount payable by Dealer to Counterparty in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.
Physical Settlement Amount:	For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Forward Price on such Settlement Date and (ii) the number of Settlement Shares for such Settlement Date.

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Cash Settlement:	On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Settlement Date is a positive number, Dealer will pay such Cash Settlement Amount to Counterparty. If the Cash Settlement Amount is a negative number, Counterparty will pay the absolute value of such Cash Settlement Amount to Dealer. Such amounts shall be paid on the Settlement Date by wire transfer of immediately available funds.
Cash Settlement Amount:	For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to the difference between (1) the product of (i) the difference between (A) the weighted average (weighted on the same basis of clause (B)) of Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period), minus USD 0.02, and (B) the weighted average price (the “Unwind Purchase Price”) at which Dealer purchases Shares in accordance with Rule 10b-18 during the Unwind Period to unwind its commercially reasonable hedge with respect to the portion of the Number of Shares to be settled during the Unwind Period in a commercially reasonable manner that reflects the then prevailing market prices (including, for the avoidance of doubt, purchases on any Disrupted Day in part), taking into account Shares anticipated to be delivered (or received if Net Share settlement applies), and the conditions of Rule 10b-18 under the Exchange Act agreed to hereunder, and (ii) the number of Settlement Shares for such Settlement Date, and (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares with respect to which Dealer has not unwound its hedge for each Transaction as of such Forward Price Reduction Date.
Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) negative number, Dealer shall deliver a number of Shares to Counterparty equal to the absolute value of the Net Share Settlement Shares, or (ii) positive number, Counterparty shall deliver to Dealer the Net Share Settlement Shares; provided that if Dealer determines in its good faith and commercially reasonable judgment that it would be required to deliver Net Share Settlement Shares to Counterparty, Dealer may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.
Net Share Settlement Shares:	For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares equal to (a) the number of Settlement Shares for such Settlement Date, minus (b) the quotient of (A) the difference between (1) the product

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of (i) the weighted average Forward Price over the period beginning on, and including, the date that is one Settlement Cycle following the first day of the applicable Unwind Period and ending on, and including, such Settlement Date (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during the Unwind Period), minus USD 0.02, and (ii) the number of Settlement Shares for such Settlement Date, and (2) the product of (i) the Forward Price Reduction Amount for any Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Shares with respect to which Dealer has not unwound its hedge as of such Forward Price Reduction Date and (B) the Unwind Purchase Price.
Settlement Currency:	USD.
Failure to Deliver:	Inapplicable.
Adjustments:
Method of Adjustment:	Calculation Agent Adjustment
Stock Loan Fee Adjustment:	For any Transaction, if the stock loan fee payable by Dealer (or an affiliate thereof), excluding the federal funds or other interest rate component payable by the relevant stock lender to Dealer or such affiliate, to the relevant stock lender (the “Stock Loan Fee”), over the immediately preceding one month period, to borrow a number of Shares equal to the Number of Shares to hedge its exposure to such Transaction exceeds the Initial Stock Loan Rate, the Calculation Agent shall reduce the Forward Price in order to compensate Dealer for the amount by which the Stock Loan Fee exceeds the Initial Stock Loan Rate during such period for such Transaction. The Calculation Agent shall notify Counterparty in writing prior to making any such adjustment to the Forward Price and, upon the request of Counterparty, Dealer shall provide an itemized list in reasonable detail of the Stock Loan Fees for the applicable one month period (including any quotations, market data or information from external sources used by Dealer in developing such list, but without disclosing its proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information).
Initial Stock Loan Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.
Maximum Stock Loan Rate:	For each Transaction, as specified in the Supplemental Confirmation for such Transaction.
Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any Extraordinary Event (including, for the avoidance of doubt, any Merger Event, Tender Offer, Nationalization, Insolvency, Delisting, or Change In Law) shall be as specified below under the

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headings “Acceleration Events” and “Termination Settlement” in Paragraphs 10 and 11, respectively. Notwithstanding anything to the contrary herein or in the Equity Definitions, no Additional Disruption Event will be applicable except to the extent expressly referenced in Paragraph 10(d) below.
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
Calculation Agent:	Dealer, provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) of such request provide to Counterparty by e-mail to the e-mail address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models used by it for such determination or calculation or any information that may be proprietary or confidential or subject to an obligation not to disclose such information.

Account Details.
(a) Account for payments to Counterparty:	Counterparty to provide.
(b) Account for delivery of Shares to Counterparty:	Counterparty to provide.
(c) Account for payments to Dealer:	Dealer to provide.
(d) Account for delivery of Shares from Dealer:	Dealer to provide.

Offices.
(a) The Office of Dealer for each Transaction is:	383 Madison Avenue, New York, NY 10179
(b) The Office of Counterparty for each Transaction is:	Inapplicable, Counterparty is not a Multibranch Party.

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Notices.

(a) Address for notices or communications to Counterparty:

Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York, 10019-4015
Attention: Joseph S. Bonventre, Esq.
Telephone: 212-692-7250
Email: JBonventre@LXP.com

With a copy to:

Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York, 10019-4015
Attention: Beth Boulerice
Telephone:212-692-7267
Email: bboulerice@lxp.com

(b) Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association, New York Branch
383 Madison Avenue
New York, NY 10179
Attention:	EDG Marketing Support
Email:	edg_notices@jpmorgan.com
edg.us.flow.corporates.mo@jpmorgan.com
Facsimile No:	1-866-886-4506

With a copy to:

Attention:	Kevin Cheng
Title:	Executive Director
Telephone No:	212-622-0202
Email:	kevin.c.cheng@jpmorgan.com

3.       Conditions for Effectiveness. The effectiveness of each Supplemental Confirmation and the related Transaction on the Effective Date for such Transaction shall be subject to (i) the condition that the representations and warranties of Counterparty contained in the Underwriting Agreement and any certificate delivered pursuant thereto by Counterparty or any subsidiary of Counterparty are true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Counterparty has performed all of the obligations required to be performed by it under the Underwriting Agreement on or prior to the Effective Date, (iii) the satisfaction of all of the conditions set forth in Section 3 and Section 6 of the Underwriting Agreement, (iv) the condition that the Underwriting Agreement shall not have been terminated pursuant to Section 10 thereof and (v) the condition that neither of the following has occurred (A) in Dealer’s commercially reasonable judgment, Dealer (or its affiliate) is unable through commercially reasonable efforts to borrow and deliver for sale a number of Shares equal to the Number of Shares, or (B) in Dealer’s commercially reasonable judgment, either it would be impractical for Dealer to borrow and deliver such number of Shares equal to the Number of Shares or Dealer (or its affiliate) would incur a Stock Loan Fee of more than a rate equal to 200 basis points per annum to do so (in each such event such Supplemental Confirmation shall be effective but the Number of Shares for such Transaction shall be the number of Shares Dealer (or an affiliate thereof) is able to borrow in connection with establishing its commercially reasonable hedge position at or below such cost. Counterparty’s obligations hereunder shall be subject to the condition precedent that Dealer and each affiliate of Dealer that is an Underwriter (as such term is defined in the Underwriting

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Agreement) shall have performed, on or prior to the Effective Date, all of the obligations required to be performed by it prior to the Effective Date under the Underwriting Agreement.

4.       Mutual Representations and Warranties. In addition to the representations and warranties in the Agreement, each party represents and warrants to the other party that it is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act of 1933 (as amended) (the “Securities Act”), and is entering into each Transaction hereunder as principal and not for the benefit of any third party.

5.       Additional Representations, Warranties and Agreements of Counterparty. Counterparty represents and warrants to Dealer, and agrees with Dealer, that:

(a)       Counterparty represents to Dealer on the Trade Date and on any date that Counterparty notifies Dealer that Cash Settlement or Net Share Settlement applies to a Transaction, that (A) Counterparty is not aware of any material nonpublic information regarding Counterparty or the Shares, (B) each of its filings under the Securities Act, the Exchange Act or other applicable securities laws that were required to be filed have been filed in the prior 12 months and that, as of the date of this representation, when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings), there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (C) Counterparty is not entering into this Master Confirmation or any Supplemental Confirmation nor making any election hereunder or thereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(b)       Any Shares, when issued and delivered in accordance with the terms of each Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(c)       Counterparty has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of each Transaction as herein provided, the maximum number of Shares as shall be issuable at such time upon settlement of each Transaction as set forth in Section 13 under the heading “Maximum Share Delivery”. All Shares so issuable shall, upon such issuance, be accepted for listing or quotation on the Exchange.

(d)       Counterparty agrees to provide Dealer prior written notice (an “Issuer Repurchase Notice”) prior to executing any repurchase of Shares by Counterparty or any of its subsidiaries (or entering into any contract that would require, or give the option to, Counterparty or any of its subsidiaries, to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that alone or in the aggregate would result in the Number of Shares Percentage (as defined below) being (i) equal to or greater than 4.9% of the outstanding Shares or (ii) greater by 4.0% or more than the Number of Shares Percentage at the time of the immediately preceding Issuer Repurchase Notice (or in the case of the first such Issuer Repurchase Notice, greater than the Number of Shares Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any). The “Number of Shares Percentage” as of any day is the fraction (1) the numerator of which is the aggregate of the Number of Shares and each “Number of Shares” under any outstanding Transactions and any outstanding Other Forward and (2) the denominator of which is the number of Shares outstanding on such day.

(e)       No filing with, or approval, authorization, consent, license registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Counterparty of this Master Confirmation and the consummation of each Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act, and (ii) as may be required to be obtained under state securities laws.

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(f)       Counterparty agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Number of Shares Percentage would be equal to or greater than 4.9%.

(g)       Counterparty is not insolvent, nor will Counterparty be rendered insolvent as a result of each Transaction.

(h)       Neither Counterparty nor any of its affiliated purchasers shall take any action (including, without limitation, any direct purchases by Counterparty or any of its affiliated purchasers or any purchases by a party to a derivative transaction with Counterparty or any of its affiliated purchasers), either under this Master Confirmation or any Supplemental Confirmation hereunder, or under an agreement with another party or otherwise, that in the reasonable judgment of Counterparty is reasonably likely to cause any purchases of Shares by Dealer or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of each Transaction not to meet the conditions of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Counterparty.

(i)       Counterparty will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(j)       Counterparty (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing and (iii) has total assets of at least USD 50 million as of the date hereof.

(k)	Counterparty acknowledges and agrees that:

(i)       during the term of each Transaction, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to each Transaction;

(ii)       Dealer and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to each Transaction;

(iii)       Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the Unwind Purchase Price;

(iv)       any market activities of Dealer and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and Unwind Purchase Price, each in a manner that may be adverse to Counterparty; and

(v)       each Transaction is a derivatives transaction in which it has granted Dealer the right, under certain circumstances, to receive cash or Shares, as the case may be; Dealer may purchase Shares for its own account at an average price that may be greater than, or less than, the effective price paid by Counterparty under the terms of each Transaction.

(l)       The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(m)       Counterparty shall, at least one day prior to the first day of any Unwind Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Unwind Period and during the calendar week in which the first day of the Unwind Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

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(n)       During any Unwind Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement information indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(o)       Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(p)       Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of each Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(q)       Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(r)       No federal, state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than Sections 13 and 16 under the Exchange Act.

(s)       Counterparty (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into each Transaction, (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with each Transaction and (iii) is entering into each Transaction for a bona fide business purpose.

(t)       Ownership positions held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary (i) do not constitute “beneficial ownership” by Dealer and (ii) shall not result in Dealer being deemed or treated as the “beneficial owner” of such positions, in each case for purposes of the Issuer’s Amended and Restated By-Laws and Declaration of Trust, as amended from time to time.

6.       Registered Hedging Letter: The parties agree and acknowledge that each Transaction hereunder is being entered into in accordance with the October 9, 2003 interpretive letter from the staff of the Securities and Exchange Commission to Goldman, Sachs & Co. (the “Registered Hedging Letter”) and agree to take all actions, and to omit to take any actions, reasonably requested by the other party for each Transaction to comply with the Registered Hedging Letter. Accordingly, Counterparty represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the Underwriting Agreement complies with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.

7.       Covenant: Subject to the circumstances described under “Private Placement Procedures”, the parties acknowledge and agree that any Shares delivered by Counterparty to Dealer on any Settlement Date will be newly issued Shares and pursuant to the terms of the Registered Hedging Letter, when delivered by Dealer (or an affiliate of Dealer) to securities lenders from whom Dealer (or an affiliate of Dealer) borrowed Shares in connection with hedging its exposure to each Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the

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hands of those securities lenders, irrespective of whether such stock loan is effected by Dealer or an affiliate of Dealer. Accordingly, Counterparty agrees that the Shares that it delivers to Dealer on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

8.       Insolvency Filing: Notwithstanding anything to the contrary herein, in the Agreement, in the 2006 Definitions or in the Equity Definitions, upon any Insolvency Filing in respect of the Counterparty, each Transaction shall automatically terminate on the date thereof without further liability of either party to this Master Confirmation or any Supplemental Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Master Confirmation or any Supplemental Confirmation prior to the date of such Insolvency Filing).

9.       Extraordinary Dividends: If an ex-dividend date for an Extraordinary Dividend occurs on or after the Trade Date and on or prior to the Maturity Date (or, if later, the last date on which Shares are delivered by Counterparty to Dealer in settlement of each Transaction), Counterparty shall pay to Dealer an amount in cash equal to the product of such Extraordinary Dividend and the number of Shares comprising the Hedge Positions of Dealer on the earlier of (i) the date on which such Extraordinary Dividend is paid by the Counterparty to holders of record of the Shares or (ii) the Maturity Date. “Extraordinary Dividend” means the per Share amount of any dividend or distribution (in cash, Shares or other property) declared by the Counterparty with respect to the Shares that is specified by the board of directors of the Counterparty as an “extraordinary” dividend.

10.       Acceleration Events: The following events shall each constitute an “Acceleration Event”:

(a)       Stock Borrow Events. In the good faith and commercially reasonable judgment of Dealer (i) Dealer (or its affiliate) is unable, after using commercially reasonable efforts, to hedge its exposure to a Transaction because of the lack of sufficient Shares being made available for Share borrowing by lenders, or (ii) Dealer (or its affiliate) would incur a stock loan rate to borrow the Number of Shares for such Transaction greater than or equal to the Maximum Stock Loan Rate for such Transaction (each, a “Stock Borrow Event”);

(b)       Dividends and Other Distributions. On any day occurring after the Trade Date, Counterparty declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent all cash dividends having an ex-dividend date during the period from and including any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this clause only) to but excluding the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of any such period on Schedule I, (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, for payment (cash or other consideration) at less than the prevailing market price as determined by Dealer;

(c)       ISDA Early Termination Date. Dealer notifies Counterparty that Dealer has designated an Early Termination Date pursuant to Section 6 of the Agreement;

(d)       Other ISDA Events. The public announcement of any event that if consummated would result in an Extraordinary Event or the occurrence of any Change in Law or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors); and provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”; or

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(e)       Ownership Event. In the reasonable judgment of Dealer, on any day, the Share Amount for such day exceeds the Applicable Share Limit for such day (if any applies). For purposes of this clause (e), the “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order (other than any obligations under Section 13 of the Exchange Act and the rules and regulations thereunder) or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion based on the advice of counsel. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) other than pursuant to the Exchange Act of a Dealer Person, or could reasonably be expected to result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion based on the advice of counsel, minus (B) 1% of the number of Shares outstanding.

11.        Termination Settlement: Upon the occurrence of any Acceleration Event, Dealer shall have the right to designate, upon at least two Scheduled Trading Days’ notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares necessary to reduce the Share Amount to the Applicable Share Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event the number of Settlement Shares so designated by Dealer shall not exceed the number of Shares as to which such Stock Borrow Event exists. If, upon designation of a Termination Settlement Date by Dealer pursuant to the preceding sentence, Counterparty fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of each Transaction, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. If an Acceleration Event occurs during an Unwind Period relating to a number of Settlement Shares to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date relating to such Acceleration Event, notwithstanding any election to the contrary by Counterparty, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Dealer has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by Dealer in respect of such Termination Settlement Date. If an Acceleration Event occurs after Counterparty has designated a Settlement Date to which Physical Settlement applies but before the relevant Settlement Shares have been delivered to Dealer, then Dealer shall have the right to cancel such Settlement Date and designate a Termination Settlement Date in respect of such Shares pursuant to the first sentence hereof.

12.       Private Placement Procedures: If Counterparty is unable to comply with the provisions of “Covenant of Counterparty” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Dealer otherwise reasonably determines, based on advice of counsel, that any Settlement Shares to be delivered to Dealer by Counterparty may not be freely returned by Dealer or its affiliates to securities lenders as described under “Covenant of Counterparty” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Dealer.

13.       Additional Provisions Relating to the Shares: It is the intent of the parties that each Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and the parties shall not take any action that results in each Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) during any Unwind Period Counterparty shall not attempt to exercise, any influence over how, when or whether Dealer or its Affiliate effects any sales of Shares in connection with each Transaction, (B) during any Unwind Period Counterparty shall not, directly or indirectly, communicate any Material Non-Public Information (as defined herein) regarding Counterparty or the Shares to any employee responsible for trading the Shares in the public side sales and trading business of Dealer or its Affiliates responsible for trading the Shares in connection with the transactions contemplated hereby, and (C) Counterparty is entering into each Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange

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Act. The parties also acknowledge and agree that any amendment, modification, waiver or termination of this Master Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. For purposes hereof each Transaction, “Material Non-Public Information” means information relating to Counterparty or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Counterparty to its shareholders or in a press release, or contained in a public filing made by Counterparty with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares. For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.

14.       Maximum Share Delivery: Notwithstanding any other provision of this Master Confirmation, in no event will Counterparty be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement or any Private Placement Settlement, more than a number of Shares (the “Share Cap”) equal to 1.5 times the Number of Shares, subject to reduction by the number of any Shares delivered by Counterparty on any prior Settlement Date and subject to adjustment from time to time in accordance with the provisions of this Master Confirmation, any Supplement Confirmation and the Equity Definitions.

15.       Transfer and Assignment: Dealer may assign or transfer all (but not less than all) of its rights or delegate all (but not less than all) of its duties hereunder to any affiliate of Dealer; provided that, under the applicable law effective on the date of such transfer or assignment, Counterparty will not be required, as a result of such transfer or assignment, to pay to the transferee an amount in respect of an Indemnifiable Tax greater than the amount, if any, that Counterparty would have been required to pay Dealer in the absence of such transfer or assignment; and Counterparty will not receive a payment from which an amount has been withheld or deducted, on account of a Tax in respect of which the other party is not required to pay an additional amount, unless Counterparty would not have been entitled to receive any additional amount in respect of such payment in the absence of such transfer or assignment; provided further that (A) the affiliate’s obligations hereunder are fully and unconditionally guaranteed by Dealer or its parent or (B) the affiliate’s long-term issuer rating is equal to or better than the credit rating of Dealer at the time of such assignment or transfer. Notwithstanding the above or any other provision in this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of each Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

16.       No Collateral or Setoff: Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under each Transaction shall not be set off against any other obligations of the parties, other than obligations in respect of any other Transaction governed by this Master Confirmation, whether arising under the Agreement, this Master Confirmation or Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties, other than in respect of each Transaction between the parties governed by this Master Confirmation, shall be set off against obligations under each Transaction, whether arising under the Agreement, this Master Confirmation or Supplemental Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) each Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

17.       Status of Claims in Bankruptcy: Dealer acknowledges and agrees that this Master Confirmation is not intended to convey to Dealer rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided, however, that nothing

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herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Master Confirmation or Supplemental Confirmation and the Agreement; and provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transaction other than each Transaction.

18.       Limit on Beneficial Ownership: Notwithstanding any other provisions hereof, Dealer shall not have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) Shares hereunder and Dealer shall not be entitled to take delivery of any Shares deliverable hereunder (in each case, whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Share Amount would exceed the Applicable Share Limit, (ii) the Section 16 Percentage would exceed 4.9% or (iii) Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Dealer Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 12,493,000 Shares (the “Threshold Number of Shares”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Share Amount would exceed the Applicable Share Limit, (ii) the Section 16 Percentage would exceed 4.9% or (iii) Dealer Group would directly or indirectly so beneficially own in excess of the Threshold Number of Shares. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that, after such delivery, (i) the Share Amount would not exceed the Applicable Share Limit, (ii) the Section 16 Percentage would not exceed 4.9% and (iii) Dealer Group would not directly or indirectly so beneficially own in excess of the Threshold Number of Shares. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. In addition, notwithstanding anything herein to the contrary, if any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Dealer shall be permitted to make any payment due in respect of such Shares to Counterparty in two or more tranches that correspond in amount to the number of Shares delivered by Counterparty to Dealer pursuant to the immediately preceding paragraph.

19.       Delivery of Cash: For the avoidance of doubt, nothing in this Master Confirmation or any Supplemental Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of each Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40 (formerly EITF 00-19) as in effect on the Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares in respect of such settlement).

20.       Acknowledgements: Dealer represents and warrants to Counterparty that it is a “financial participant” within the meaning of Section 101(22A) of the Bankruptcy Code. The parties hereto acknowledge that they intend (A) that this Master Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

21.       Severability: If any term, provision, covenant or condition of this Master Confirmation or Supplemental Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in

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full force and effect as if this Master Confirmation or Supplemental Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Master Confirmation or Supplemental Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Master Confirmation or Supplemental Confirmation and the deletion of such portion of this Master Confirmation will not substantially impair the respective benefits or expectations of parties to the Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

22.       Other Forwards / Dealers: Dealer acknowledges that Counterparty has entered or may enter in the future into one or more similar forward transactions for the Shares (each, an “Other Forward” and collectively, the “Other Forwards”) with one or more dealers, and/or affiliates thereof (each, an “Other Dealer” and collectively, the “Other Dealers”). Dealer and Counterparty agree that if Counterparty designates a “Settlement Date” with respect to one or more Other Forwards for which “Cash Settlement” or “Net Share Settlement” is applicable, and the resulting “Unwind Period” for such Other Forwards coincides for any period of time with an Unwind Period for each Transaction (the “Overlap Unwind Period”), Counterparty shall notify Dealer at least one Scheduled Trading Day prior to the commencement of such Overlap Unwind Period of the first Scheduled Trading Day and length of such Overlap Unwind Period, and Dealer shall be permitted to purchase Shares to unwind its hedge in respect of each Transaction only on alternating Scheduled Trading Days during such Overlap Unwind Period, commencing on the first, second, third or later Scheduled Trading Day of such Overlap Unwind Period, as notified to Dealer by Counterparty at least one Scheduled Trading Day prior to such Overlap Unwind Period (which alternating Scheduled Trading Days, for the avoidance of doubt, may be every other Scheduled Trading Day if there is only one Other Dealer, every third Scheduled Trading Day if there are two Other Dealers, etc.).

23.       Disclosure. Effective from the date of commencement of discussions concerning each Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of each Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

24.       Designation by Dealer. Notwithstanding any other provision in this Master Confirmation or any Supplemental Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

25.       Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (i) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (the “WSTAA”), (ii) any similar legal certainty provision included in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (iii) the enactment of the WSTAA or any regulation under the WSTAA, (iv) any requirement under the WSTAA or (v) any amendment made by the WSTAA shall limit or otherwise impair either party’s right to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased cost, regulatory change or similar event under this Master Confirmation, any Supplemental Confirmation, the Equity Definitions or the Agreement (including, but not limited to, any right arising from any Change in Law, Hedging Disruption, Increased Cost of Hedging or Illegality (as defined in the Agreement)).

26.	Tax Matters.

(a)       Payee Representations:

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For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

(i)       It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(ii)       It is a real estate investment trust for U.S. federal income tax purposes and is organized under the laws of the State of Maryland, and is an exempt recipient under section 1.6049-4(c)(1)(ii)(J) of the United States Treasury Regulations.

For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty:

(i)       It is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(ii)       It is a national banking association organized and existing under the laws of the United States of America, and is an exempt recipient under section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

Each party agrees to give notice of any failure of a representation made by it under this Section to be accurate and true promptly upon learning of such failure.

(b)       Tax Documentation. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed United States Internal Revenue Service Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty a U.S. Internal Revenue Service Form W-9 (or successor thereto). Such forms or documents shall be delivered (i) on or before the date of execution of this Master Confirmation, (ii) upon Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect and (iii) upon reasonable request of the other party. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party. “Indemnifiable Tax,” as defined in Section 14 of the Agreement, shall not include any taxes imposed due to the failure of Dealer to provide the tax documentation set forth in this paragraph.

(c)       Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a "FATCA Withholding Tax"). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(d)       HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

27.       U.S. Stay Regulations. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, Party A (“J.P. Morgan”) shall be deemed a Regulated Entity and Party B (“Counterparty”) shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, J.P. Morgan shall be deemed a Covered Entity and Counterparty shall be deemed a

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Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” J.P. Morgan shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to J.P. Morgan replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

28.       Waiver of Trial by Jury. Each of Counterparty and Dealer hereby irrevocably waives (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders) all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to each Transaction or the actions of Dealer or its affiliates in the negotiation, performance or enforcement hereof.

29.       Governing Law; Jurisdiction. This MASTER Confirmation AND ANY SUPPLEMENTAL CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS MASTER CONFIRMATION shall be governed by the laws of the State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States Court for the Southern District of New York in connection with all matters relating hereto and waive any objection to the laying of venue in, and any claim of inconvenient forum with respect to, these courts.

30.       Communications with Employees of J.P. Morgan Securities LLC. If Counterparty interacts with any employee of J.P. Morgan Securities LLC with respect to any Transaction, Counterparty is hereby notified that such employee will act solely as an authorized representative of JPMorgan Chase Bank, N.A. (and not as a representative of J.P. Morgan Securities LLC) in connection with such Transaction.

[Remainder of page intentionally left blank]

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Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty hereunder, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Yours faithfully,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

	By:	/s/ Kevin Cheng
	Name:	Kevin Cheng
	Title:	Executive Director

Confirmed as of the date first written above:

LEXINGTON REALTY TRUST

By:	/s/ Joseph S. Bonventre
Name: Joseph S. Bonventre
Title: Executive Vice President

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)	If Counterparty delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Counterparty shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that if, on or before the date that a Private Placement Settlement would occur, Counterparty has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer) or Counterparty fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Counterparty and Section 6 of the Agreement shall apply. The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to Dealer hereunder and/or the Forward Price in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Dealer and may only be saleable by Dealer at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding the Agreement or this Master Confirmation, the date of delivery of such Restricted Shares shall be the Clearance System Business Day following notice by Dealer to Counterparty of the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.

(ii)	If Counterparty delivers any Restricted Shares in respect of each Transaction, Counterparty agrees that (i) such Shares may be transferred by and among Dealer and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Counterparty shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

ANNEX B

SUPPLEMENTAL CONFIRMATION

To:	Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York, 10019-4015

From:	JPMorgan Chase Bank, National Association
New York Branch
383 Madison Avenue
New York, NY 10179

Re:	Registered Forward Transaction

Ladies and Gentlemen:

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Registered Forward Transaction entered into between JPMorgan Chase Bank, National Association, New York Branch (“Dealer”) and Lexington Realty Trust (“Counterparty”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the relevant Trade Date for each Transaction referenced below.

1.       This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation between Dealer and Counterparty dated as of May 10, 2021 (the “Master Confirmation”), as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.       The terms of each Transaction to which this Supplemental Confirmation relates are as follows:

Spread:	[_.__]%
Initial Stock Loan Rate:	[_____] basis points per annum
Maximum Stock Loan Rate:	[_____] basis points per annum
Forward Price Reduction Dates:	As specified on Schedule I hereto
Forward Price Reduction Amounts:	As specified on Schedule I hereto

2

SCHEDULE I

FORWARD PRICE REDUCTION DATES AND AMOUNTS

Forward Price Reduction Date	Forward Price Reduction Amount

Trade Date	USD 0.000
[*]	USD [*]
[*]	USD [*]
[*]	USD [*]
[*]	USD [*]
[*]	USD [*]